EXHIBIT 99.1

BROADRIDGE DECLARES QUARTERLY DIVIDEND OF $0.575 PER SHARE

New York, N.Y., May 11, 2021 - Broadridge Financial Solutions, Inc. (NYSE:BR) announced that its Board of Directors has declared a quarterly cash dividend of $0.575 per share. The dividend is payable on July 2, 2021 to stockholders of record at the close of business on June 15, 2021.

About Broadridge
Broadridge Financial Solutions (NYSE: BR), a global Fintech leader with over $4.5 billion in revenues, provides the critical infrastructure that powers investing, corporate governance and communications to enable better financial lives. We deliver technology-driven solutions to banks, broker-dealers, asset and wealth managers and public companies. Broadridge's infrastructure serves as a global communications hub enabling corporate governance by linking thousands of public companies and mutual funds to tens of millions of individual and institutional investors around the world. In addition, Broadridge's technology and operations platforms underpin the daily trading of on average more than U.S. $10 trillion of equities, fixed income and other securities globally. A certified Great Place to Work®, Broadridge is a part of the S&P 500® Index, employing over 12,000 associates in 17 countries. For more information about Broadridge, please visit www.broadridge.com.

Investors:
W. Edings Thibault
Investor Relations
(516) 472-5129

Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966